Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-123408 and 333-123408-01) of our report dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, and our comments by auditors for U.S. readers on Canada – U.S. reporting difference dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, with respect to the consolidated statements of financial position of Terasen Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004, which report and comments appear in the Current Report on Form 8-K of Kinder Morgan, Inc. dated September 23, 2005.
We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement described above of our report dated February 2, 2005, except as to note (a), which is as of September 20, 2005, and our comments by auditors for U.S. readers on Canada – U.S. reporting difference dated February 2, 2005, except as to note (a), which is as of September 20, 2005, with respect to the related supplemental information of Terasen Inc. entitled “Reconciliation With United States Generally Accepted Accounting Principles and Conversion to United States Dollars” as of December 31, 2004 and 2003 and for the years then ended, which report and comments appear in the Current Report on Form 8-K of Kinder Morgan, Inc. dated September 23, 2005.
We consent to the reference to our firm under the heading “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement described above.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
September 20, 2005